Exhibit 99.1

August 6, 2021

Dear Partner:

We are optimistic about the future of the oil industry as we continue to see recovery, yet remain sensitive to the concerns of our partners in Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, “our” or “us”).

As of March 31, the Partnership owns an approximate 25% non-operated interest in 243 producing wells, an approximate 17% non-operated interest in 24 wells in progress and a large number of future development sites in the Sanish Field located in North Dakota.  The Sanish Field is part of the Bakken Shale Formation, one of the leading areas in the US for oil production and development.

As you have seen, oil prices have been up for most of the second quarter, which has helped us see revenue increases on a monthly basis from existing wells (perhaps you have recently purchased gas for your own car).

On May 13, we were able to refinance the loan we first obtained in 2017 to fund Whiting’s drilling program for new wells.  Obtaining this loan in difficult debt markets only speaks to the quality of our assets.  The refinanced loan allowed us to pay off the existing debt and to have additional funding for any new wells that our operators drill.  The new loan provides that distributions cannot be paid until the loan is paid down to one half of our current maximum borrowing amount of $60 million (currently $30 million).  The loan balance as of July 31 was $39 million, and we intend to pay down the loan as quickly as possible from excess monthly cash flow.

Whiting, our largest operator, is very bullish on our assets and the acreage we own.  They have contributed additional resources to the area, continue to drill new wells and are working to bring all of our wells back into full production.  Although Whiting started many capital projects involving our wells earlier in the year, there is always a delay from when we invest capital until we receive the cash associated with these new wells.  In total, we have spent in excess of $50 million for our share in the current drilling program of new wells, of which in excess of $10 million has been spent in this fiscal year.  We are optimistic that if prices continue to hold at current levels, these new wells being brought into production could significantly increase cash flow.

We are aware of the importance of resuming your monthly distributions and intend to do so as soon as possible. As discussed above, we are optimistic because our financial performance has continued to improve due to the rising price of oil. As a limited partner, you are entitled to a 7% preferred return, as described in our prospectus. Accordingly, while the distributions have been suspended, we have been accumulating and will continue to accumulate the amount of the Limited Partners’ unpaid distributions. All accumulated unpaid distributions to Limited Partners, currently 17 months through July 31, 2021, are required to be paid before payout occurs, as defined in our prospectus.

If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the Securities and Exchange Commission, which are available online at www.energyeleven.com or www.sec.gov.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business. Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Partnership’s forward-looking statements is the potential increased adverse effect of COVID-19 on the Partnership’s business, financial performance and condition, operating results and cash flows, the oil and gas industry, and the global economy and financial markets. The significance, extent and duration of the impacts caused by the COVID-19 outbreak on the Partnership will depend on future developments, which are highly uncertain and cannot be predicted with confidence at this time, including the scope, severity and duration of the pandemic, the extent and effectiveness of the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 12, 2021. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.